Compliance Systems Corporation
90 Pratt Oval
Glen Cove, New York 11542

April 17, 2009

Esteemed shareholders, friends and followers of Compliance Systems Corporation:

Although we all realize this has been a difficult business environment, the positive news from COPI is that revenues from our Enhanced Caller ID product have not been adversely affected by the downturn and, in fact, we are seeing a significant interest from the market that would lead us to believe that we can look for an uptick in this revenue stream.

We added to our online series of Guides in December 2008 with the release of our Canadian Regulatory Guide, which is co-branded with various trade organizations, one of which is the Canadian Resort Development Association.  This provides us with a very credible presence in the Canadian marketplace.

 Our online series of Guides was further expanded with the March 2009 release of our Charitable Fundraising Regulatory Guide, which is co-branded with the American Teleservices Association and the American Resort Development Association.  Unlike our existing guides that are focused on Do-Not-Call related regulations, the Charitable Fundraising Regulatory Guide is directed towards fundraising professionals. We believe that this release will result in an increase in revenues from our Guides business and will provide our company with access to a new and significant market for our core suite of products and services.

As you may know, we have been working very closely for the past year with one of the country’s largest telephone carriers, implementing our TeleBlock® products and services across the carrier’s entire network.  Over the past few months, this carrier has been making available our TeleBlock products and services under its “controlled introductory phase” and we have been advised that they expect to commercially launch the TeleBlock service later this month.  We believe that, given the size of this carrier’s customer base, having TeleBlock available for its worldwide customer base may result in dramatic consequences for COPI.

Although we have many telephone carriers and predictive dialer manufacturers distributing our TeleBlock product and services, one of the leading IP PBX telephone manufacturers in the country has integrated TeleBlock into its telephone system product line.  This will be the first telephone system manufacturer’s product line to be fully integrated with TeleBlock. We expect to jointly announce the availability of this TeleBlock module shortly. This integration will immediately allow any of the manufacturer’s existing customers to utilize TeleBlock.

In our last shareholder communication, we outlined our planned course of action intended to help our company increase revenues, broaden its market presence and accentuate our company’s footprint in the marketplace. As with most businesses, we were derailed by the economic downturn and the tightened credit markets. Some economists believe that the U.S. and worldwide economies will begin to recover by the end of 2009 and our goal is to position ourselves to take full advantage of the anticipated economic turn around.

In October, 2008, we entered into a non-binding memorandum of understanding (“MOU”) with a wholesale Voice-over-Internet-Protocol (“VoIP”) transport company, for a combination of cash, promissory notes and securities of our company.  We began our due diligence reviews, retained auditors to audit the acquisition target’s financial statements, and commenced negotiations and drafting of the definitive acquisition agreements and related documentation. We had hoped to consummate the acquisition by the end of the first quarter of 2009, having expended funds to complete the due diligence and audit of the acquisition company, along with working towards the finalization of the documents.  The acquisition is currently on hold pending our securing the necessary financing and/or restructuring the transaction.

We have been working rigorously to create a viable, sustainable company.  Certain of our existing debt have been restructured, we now have a secured line of credit and we have negotiated extended credit terms with certain material suppliers, vendors and creditors.  We are continuing to seek financing for the proposed acquisition of the VoIP transport company, along with securing adequate funding for operations.  If we are successful in securing financing, and we realize our expectations regarding increased TeleBlock revenues attributable to the imminent launch of this product by the country’s largest telephone carrier, we believe that by the end of 2009 we will be properly positioned to move forward in spite of the current economic environment.

 However, no assurance can be given that any of our activities to date will result in increased revenues, our becoming cash flow positive or that increased revenue will result in net income for our company.  In addition, obtaining financing has proven to be difficult in the present economic environment, even for Fortune 500 companies, and financing that we may obtain, if any, may not be on terms favorable to our company.  In addition, any equity financing that we may obtain could result in significant dilution to our present shareholders.

Our Annual Report on Form 10-K for the year ended December 31, 2009 was filed with the U.S. Securities and Exchange Commission on April 15, 2009.  The Form 10-K contains valuable information on our company and is available through the SEC web site at www.sec.gov.  We urge all readers of this letter to review the Form 10-K in its entirety for a complete understanding of our business, plans for the future, financial position and results of operations.

On behalf of the Board of Directors and the entire management team, please allow me to extend my appreciation for your loyalty and continued support over the years.  We remain dedicated to building the company and shareholder value.

Very truly yours,

/s/ Dean Garfinkel
Dean Garfinkel
Chairman and Chief Executive Officer

Forward-Looking Statements
To the extent that any statements made herein contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “product,” “seek,” “should,” “will,” “would” and variations of such words.  Forward-looking statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contact:	Michael Selsman (310) 553-5732 Public Communications Company ms@publiccommunications.biz